UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FAR EAST ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

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The following press release was issued by Far East Energy Corporation:

FAR EAST ENERGY SAYS GLASS LEWIS REPORT RECOMMENDS STOCKHOLDERS

WITHHOLD VOTES FROM THE ELECTION OF TIM WHYTE AND TWO OTHER

DISSIDENT NOMINEES

Today’s Report Says “… We are hard pressed to believe the Dissident’s deserve control of the board of directors.”

Houston, Texas Dec. 7, 2006 – Far East Energy Corporation (OTC Bulletin Board: FEEC) said today that Glass Lewis recommends that stockholders withhold votes from the election of Tim Whyte, the Sofaer Group’s current representative on the Board, and two other dissident nominees at the upcoming meeting of stockholders to be held December 15, 2006.

Glass Lewis & Co., one of the world’s leading proxy advisory firms, said in its report today, in part:

“We note that the drilling prospects of Far East and the ability of the Company’s operational team are not in question. Sofaer believes that there are substantial growth opportunities for the Company and that Far East’s management team has the right experience to execute on such a plan.”

“…We find Sofaer’s plan to contain only broad generalizations and to be particularly thin on detail …. We question Sofaer’s new found religion and wonder why the Dissident did not seek such changes when it first took a seat on the board of Far East in 2005.”

“Given these considerations we are hard pressed to believe that the Dissident’s deserve control of the board of directors… Its share price has not underperformed its peers.”

“Notably, Sofaer participated in all but the latest share issuance. It is also noteworthy that the board completed the recent issuances at a minimal discount to the fair market value. Large block share placements are typically priced with a moderate discount.”

“Once again a leading proxy advisory firm has explicitly stated that the dissident nominees do not deserve control of the board of directors,” said Michael R. McElwrath, President and Chief Executive Officer. “We are disappointed that the management slate was not endorsed, but most importantly Glass Lewis has said that it believes that incumbent management should be given the benefit of the doubt regarding its strategic business decisions and that the dissidents do not deserve control of the board of directors.”

“Although Glass Lewis did correctly note that our share price has fared better than that of our peers during the recent downturn in energy related industries, our board and management are committed to creating greater stockholder value in the future,” said McElwrath.

Far East Energy Corporation stockholders should sign, date and return the WHITE proxy card FOR Far East Energy Corporation’s nominees at the upcoming Annual Meeting of Stockholders on December 15, 2006. If you have any questions, or would like assistance in voting your shares, please contact the company that is helping us with this most important election, Innisfree M&A Incorporated, at 1.877.456.3442 or for international calls + 412.232.3651.

Far East Energy Corporation encourages all stockholders to visit their Web site www.VoteFarEastEnergy.com to learn more about Far East Energy Corporation’s nominees and their plan to build stockholder value.

About Far East Energy

Based in Houston, Texas, with offices in Beijing, Kunming, and Taiyuan City, China, Far East Energy Corporation is focused on the acquisition of, and exploration for, coalbed methane in China through its agreements with ConocoPhillips and China United Coalbed Methane Corp. Ltd. (CUCBM).

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Far East Energy Corporation and its management are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. It is important to note that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: the preliminary nature of well data, including permeability and gas content, and commercial viability of the wells; risk and uncertainties associated with exploration, development and production of oil and gas; drilling and production risks; our lack of operating history; limited and potentially inadequate cash resources; expropriation and other risks associated with foreign operations; anticipated pipeline construction and transportation of gas; matters affecting the oil and gas industry generally; lack of availability of oil and gas field goods and services; environmental risks; changes in laws or regulations affecting our operations, as well as other risks described in our Annual Report on Form 10-K, Quarterly Reports filed on Form 10-Q, and subsequent filings with the Securities and Exchange Commission.

Contact:	Bill Conboy/Vice President
CTA Integrated Communications
Bill@ctaintegrated.com
(303) 665-4200